UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported)
April 28, 2010
INFORMATICA CORPORATION
(Exact name of registrant as specified in its charter)

State of Delaware	0-25871	77-0333710
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
100 Cardinal Way
Redwood City, California 94063
(Address of principal executive offices)
(650) 385-5000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with its annual review of executive compensation, including its review of the compensation structure of relevant peer companies and an analysis by its outside consultants, the Compensation Committee of the Board of Directors of Informatica Corporation (“Informatica”) determined to amend the change of control severance arrangements with Informatica’s executive officers.
Amendment to Sohaib Abbasi Employment Agreement
On April 28, 2010, Informatica and Sohaib Abbasi entered into an amendment to Mr. Abbasi’s employment agreement to amend the severance benefits that Mr. Abbasi will receive in connection with a change of control. Pursuant to the amendment, Mr. Abbasi will receive 18 months of salary, 150% of his target bonus, and reimbursement for benefits premiums for 18 months, instead of 12 months’ salary, 100% of his target bonus, and benefit premiums for 12 months. In addition, Mr. Abbasi will receive accelerated vesting for all unvested equity awards, instead of 12 months of accelerated vesting. The amendment also removed the tax “gross-up” payment in the event any of Mr. Abbasi’s severance benefits subjected him to the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code.
Amendment to Executive Severance Agreements
In addition, on April 28, 2010, Informatica entered into amended and restated executive severance agreements with Earl Fry, Paul Hoffman, and Girish Pancha. The amended and restated agreements amend the severance benefit with respect to equity award vesting that such executive officer will receive in connection with a change of control. Pursuant to the agreements, Messrs. Fry, Hoffman, and Pancha will receive accelerated vesting for all unvested equity awards, instead of 12 months of accelerated vesting.
The amendment to Mr. Abbasi’s employment agreement and the form of amended and restated executive severance agreement will be filed as exhibits to Informatica’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 29, 2010	INFORMATICA CORPORATION
	By:	/s/ Earl E. Fry
Earl E. Fry
Chief Financial Officer, Executive Vice President and Secretary